Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Year-Over-Year Earnings
Growth for the Third Quarter

Third-Quarter Highlights:

•	Total company revenue up 62 percent year-over-year

•	Consolidated operating earnings up 61 percent from prior year

•	Net earnings per diluted share totaled $0.94; excluding special items, net earnings per diluted share were $0.65

•	Full-year earnings per share guidance unchanged at $2.50 to $2.80

OVERLAND PARK, Kan. (October 30, 2017) – Compass Minerals (NYSE: CMP) reported significant year-over-year revenue and earnings growth driven primarily by the acquisition of Produquímica Indústria e Comércio S.A. (Produquímica), which now constitutes the company's Plant Nutrition South America segment.

“We posted solid earnings this quarter, including the positive impact from the addition of our Plant Nutrition South America segment and margin improvement in our Plant Nutrition North America segment, and our North American highway deicing bid season results were in line with our expectations following the mild winter,” said Fran Malecha, Compass Minerals’ president and CEO. “We continue to make progress throughout the company with significant cost saving projects, efficiency initiatives and innovation to ensure our company is positioned for long-term growth.”

The company reported net earnings of $32.0 million, or $0.94 per diluted share, in the third quarter of 2017 compared to earnings of $9.1 million, or $0.27 per diluted share, in the prior-year period. Special items impacting results in the 2017 third quarter include a tax benefit of $13.0 million, or $0.38 per diluted share, as well as a restructuring charge of $4.3 million ($3.0 million net of taxes), which reduced net earnings by $0.09 per diluted share. Excluding these items, net earnings were $22.0 million, or $0.65 per diluted share.

Compass Minerals Reports Third Quarter Earnings

Total revenue in the third quarter of 2017 increased 62 percent from the 2016 third quarter as a result of the Produquímica acquisition. Salt and Plant Nutrition North America segment revenue declined 8 percent and 3 percent, respectively, from the prior year.

Consolidated operating earnings increased $11.9 million to $31.4 million in the 2017 third quarter, as the benefit of $21.4 million in operating earnings from Plant Nutrition South America was partially offset by declines in the company's two other segments. Excluding the impact of restructuring costs, total operating earnings increased 83 percent from 2016 third-quarter results.

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$290.7	$179.6	$906.5	$694.8
Operating earnings	$31.4	$19.5	$78.8	$109.3
Operating margin	10.8%	10.9%	8.7%	15.7%
Adjusted operating earnings(1)	$35.7	$19.5	$83.1	$109.3
Adjusted operating margin(1)	12.3%	10.9%	9.2%	15.7%
Net earnings	$32.0	$9.1	$47.1	$65.1
Net earnings, excluding special items(1)	$22.0	$9.1	$37.1	$65.1
Diluted earnings per share	$0.94	$0.27	$1.38	$1.92
Diluted earnings per share, excluding special items(1)	$0.65	$0.27	$1.09	$1.92
EBITDA(1)	$65.7	$39.4	$168.0	$168.7
Adjusted EBITDA(1)	$68.8	$40.9	$172.8	$170.3

(1)
Adjusted operating earnings; net earnings, excluding special items; diluted earnings per share, excluding special items; EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT SEGMENT
Salt segment revenue declined $11.0 million from third-quarter 2016 results on 5 percent lower sales volumes. The primary driver of weakness was a 16 percent year-over-year reduction in consumer and industrial sales volumes mainly due to lower pre-season orders for packaged deicing products. While average sales prices for highway deicing and consumer and industrial salt products each increased 2 percent compared to prior-year results, the relative decrease in higher-priced consumer and industrial sales volumes reduced the overall average price for salt products.

Compass Minerals Reports Third Quarter Earnings

Salt segment operating earnings declined 25 percent from 2016 third-quarter results and operating margin decreased to 18.0 percent from 22.1 percent due to lower revenue, as well as increased logistics and restructuring costs. Excluding $2.0 million in restructuring costs applicable to the Salt segment, adjusted operating earnings declined 18 percent, and adjusted operating margin compressed to 19.6 percent.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$124.7	$135.7	$508.5	$546.9
Operating earnings	$22.5	$30.0	$78.6	$136.0
Operating margin	18.0%	22.1%	15.5%	24.9%
Adjusted operating earnings(1)	$24.5	$30.0	$80.6	$136.0
Adjusted operating margin(1)	19.6%	22.1%	15.9%	24.9%
EBITDA(1)	$36.0	$42.2	$117.7	$170.2
Adjusted EBITDA(1)	$38.0	$42.2	$119.7	$170.2
Adjusted EBITDA(1) margin	30.5%	31.1%	23.5%	31.1%
Sales volumes (in thousands of tons):
Highway deicing	1,157	1,162	5,596	5,944
Consumer and industrial	446	534	1,412	1,458
Total salt	1,603	1,696	7,008	7,402
Average sales prices (per ton):
Highway deicing	$49.04	$48.23	$53.07	$56.15
Consumer and industrial	$152.39	$149.44	$149.83	$146.23
Total salt	$77.79	$80.05	$72.56	$73.89

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

PLANT NUTRITION NORTH AMERICA SEGMENT
Revenue generated by the Plant Nutrition North America segment declined 3 percent from third-quarter 2016 results. Sales volumes declined 7 percent driven by lower sulfate of potash (SOP) sales compared to the prior year. Sales of these products late in the quarter were reduced primarily due to the impact of hurricane activity in the southeastern U.S. Average selling prices increased 6 percent from prior-year results, primarily driven by a year-over-year increase in higher-priced micronutrient sales.

Compass Minerals Reports Third Quarter Earnings

Plant Nutrition North America segment operating earnings for the quarter were $0.2 million less than prior year results which resulted in an operating margin slightly below prior-year results. Excluding the impact of restructuring costs applicable to this segment, operating earnings increased $1.0 million, while adjusted operating margin expanded to 8.7 percent reflecting the positive benefit of price and product mix improvements.

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$40.3	$41.5	$140.0	$140.4
Operating earnings	$2.3	$2.5	$17.5	$12.5
Operating margin	5.7%	6.0%	12.5%	8.9%
Adjusted operating earnings(1)	$3.5	$2.5	$18.7	$12.5
Adjusted operating margin(1)	8.7%	6.0%	13.4%	8.9%
EBITDA(1)	$11.5	$10.8	$44.2	$37.1
Adjusted EBITDA(1)	$12.7	$10.8	$45.4	$37.1
Adjusted EBITDA(1) margin	31.5%	26.0%	32.4%	26.4%
Sales volumes (in thousands of tons)	65	70	222	218
Average sales price (per ton)	$626	$591	$631	$645

(1)
Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

PLANT NUTRITION SOUTH AMERICA SEGMENT
The Plant Nutrition South America segment reported revenue of $123.2 million in the third quarter of 2017. Sales volumes of agriculture products were modestly below company expectations primarily due to the delayed planting season in Brazil. Third-quarter 2017 operating earnings totaled $21.4 million. Additional historical information for this segment can be found in the Third-Quarter 2017 Business Update presentation at www.compassminerals.com/investorrelations.

Compass Minerals Reports Third Quarter Earnings

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Sales	$123.2	$250.6
Operating earnings	$21.4	$24.0
Operating margin	17.4%	9.6%
EBITDA(1)	$29.3	$42.8
EBITDA(1) margin	23.8%	17.1%
Sales volumes (in thousands of tons)
Agriculture	163	302
Chemical solutions	70	214
Total sales volumes	233	516
Average sales prices (per ton):
Agriculture	$604	$580
Chemical solutions	$354	$353
Total Plant Nutrition South America	$529	$486

(1)	EBITDA is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

OTHER FINANCIAL HIGHLIGHTS
Sales, general and administrative expense increased $19.0 million in the 2017 third quarter from prior-year results primarily due to the addition of Produquímica. This increase also includes $1.9 million in restructuring costs. Excluding those costs, SG&A as a percent of sales was 14.7 percent compared to 14.3 percent in the 2016 third quarter.

Interest expense increased $8.1 million from the third quarter of 2016 to $13.5 million as a result of increased borrowings to fund the acquisition of Produquímica in October 2016.

Other income totaled $1.2 million compared to an expense of $1.5 million in the prior year. This shift resulted from foreign exchange gains in the quarter, as well as increased interest income.

Income tax in the quarter yielded a benefit of $12.5 million compared to an expense of $3.1 million in the prior-year quarter. The company recorded a $13 million discrete tax benefit in the quarter which resulted from the release of a valuation allowance on deferred tax assets related to the Produquímica acquisition. Management now believes that these deferred tax assets are more likely than not to be utilized in future years based on the business' performance. Additional

Compass Minerals Reports Third Quarter Earnings

refinements have reduced the company's full-year tax-rate expectation to 14 percent, excluding special items.

RESTRUCTURING PLAN UPDATE
The company's restructuring plan initiated in July 2017, which is designed to reduce ongoing costs and further streamline the organization, is on track. The company expects to achieve about $10 million in cost reductions this year and approximately $20 million in ongoing savings beginning in 2018. Approximately $7.9 million of on-going savings have been realized year-to-date.

OUTLOOK
The annual North American highway deicing bidding process is now complete. As expected following a mild winter throughout much of its North American served market, the company's awarded bid volumes declined 3 percent compared to 2016 bid season results. Compass Minerals' average awarded sales price also declined approximately 3 percent compared to prior-year results. Given these results, the company expects fourth quarter salt sales volumes to modestly decline from fourth-quarter 2016 results, assuming average winter weather. Salt segment operating margins are expected to be negatively impacted by increased logistics costs when compared to prior year.

As previously disclosed, the company experienced a partial ceiling collapse at its Goderich, Ontario rock salt mine in September 2017, which damaged a portion of the mine's conveyance system. Repairs related to this event are now complete and production at the mine is fully restored.

The company's plant nutrition business has been impacted by delayed purchases by customers in Brazil and parts of the southeastern U.S. In Brazil, these delays relate to a slow start to the planting season, while U.S. sales were delayed due to hurricane activity in the Southeastern U.S. The company expects that these developments have shifted some sales that were expected in the third quarter into the fourth quarter of 2017. Improvements in operating margins are expected sequentially and compared to prior year in both segments.

Compass Minerals Reports Third Quarter Earnings

2017 OUTLOOK: FULL YEAR EPS - $2.50 to $2.80
Salt Segment	4Q17	FY17
Volumes	3.6 million to 4 million tons	10.6 million to 11 million tons
Average selling price (per ton)	$73 to $75
Operating earnings margin	21% to 23%
Plant Nutrition North America Segment
Volumes	100,000 to 120,000 tons	320,000 to 340,000 tons
Average selling price (per ton)	$660 to $690
Operating earnings margin	13% to 15%
Plant Nutrition South America Segment
Volumes	230,000 to 280,000 tons	750,000 to 800,000
Average selling price (per ton)	$525 to $575
Operating earnings margin	18% to 20%
Corporate
Corporate and other expense		~$58 million
Interest expense		~$56 million
Depreciation, depletion and amortization		~$122 million
Capital expenditures		$120 to $130 million
Effective tax rate (excluding special items)		~14%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, October 31, 2017, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 7184988. Outside of the U.S. and Canada, callers may dial +1-720-452-9074. Replays of the call will be available on the company’s website. An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/investorrelations.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Compass Minerals Reports Third Quarter Earnings

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses the non-GAAP financial measures EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses these measures to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables. Because of certain special items in this quarter related to tax benefits and restructuring, the

Compass Minerals Reports Third Quarter Earnings

company has also presented adjusting operating earnings and net earnings, excluding special items, which are non-GAAP measures. These measures have been included because management believes they provide additional useful information on performance and are used by management to assess performance.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to position itself for growth; utilization of tax assets; its expectations regarding its restructuring plan, including its ability to achieve cost reductions and ongoing savings; logistics costs; operating margins; delays in sales; and the company’s outlook for the fourth quarter of 2017 and the full year of 2017, including its expectations regarding earnings per share (“EPS”), volumes, average selling prices, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) the ability to successfully integrate acquired businesses, and (vi) any inability by the company to successfully implement its restructuring plan. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Special Items Impacting the Three Months ended September 30, 2017 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
Tax benefit of releasing certain deferred tax asset valuation allowances	Corporate & other	Income tax benefit	$13.0	N/A	$13.0	$0.38
Restructuring charges	Corporate & other	SG&A	(1.1)	0.4	(0.7)	(0.02)
Restructuring charges	Salt	COGS and SG&A	(2.0)	0.7	(1.3)	(0.04)
Restructuring charges	Plant Nutrition North America	COGS and SG&A	(1.2)	0.2	(1.0)	(0.03)
Totals			$8.7	$1.3	$10.0	$0.29

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating earnings	$31.4	$19.5	$78.8	$109.3
Restructuring charges	4.3	—	4.3	—
Adjusted operating earnings	$35.7	$19.5	$83.1	$109.3
Sales	290.7	179.6	906.5	694.8
Adjusted operating margin	12.3%	10.9%	9.2%	15.7%

Reconciliation for Net Earnings, Excluding Special Items (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net earnings	$32.0	$9.1	$47.1	$65.1
Release of tax-related valuation allowances	(13.0)	—	(13.0)	—
Restructuring charges	3.0	—	3.0	—
Net earnings, excluding special items	$22.0	$9.1	$37.1	$65.1

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net earnings	$32.0	$9.1	$47.1	$65.1
Interest expense	13.5	5.4	39.5	16.8
Income tax (benefit) expense	(12.5)	3.1	(7.7)	24.1
Depreciation, depletion and amortization	32.7	21.8	89.1	62.7
EBITDA	$65.7	$39.4	$168.0	$168.7
Adjustments to EBITDA:
Restructuring charges	4.3	—	4.3	—
Other (income) expense, net(1)	(1.2)	1.5	0.5	1.6
Adjusted EBITDA	$68.8	$40.9	$172.8	$170.3

(1)	Primarily includes interest income and foreign exchange gains and losses.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$22.5	$30.0	$78.6	$136.0
Restructuring charges	2.0	—	2.0	—
Segment adjusted operating earnings	$24.5	$30.0	$80.6	$136.0
Segment sales	124.7	135.7	508.5	546.9
Segment adjusted operating margin	19.6%	22.1%	15.9%	24.9%

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$22.5	$30.0	$78.6	$136.0
Depreciation, depletion and amortization	13.5	12.2	39.1	34.2
Segment EBITDA	$36.0	$42.2	$117.7	$170.2
Restructuring charges	2.0	—	2.0	—
Segment adjusted EBITDA	$38.0	$42.2	$119.7	$170.2
Segment sales	124.7	135.7	508.5	546.9
Segment adjusted EBITDA margin	30.5%	31.1%	23.5%	31.1%

Reconciliation for Plant Nutrition North America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$2.3	$2.5	$17.5	$12.5
Restructuring charges	1.2	—	1.2	—
Segment adjusted operating earnings	$3.5	$2.5	$18.7	$12.5
Segment sales	40.3	41.5	140.0	140.4
Segment adjusted operating margin	8.7%	6.0%	13.4%	8.9%

Reconciliation for Plant Nutrition North America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$2.3	$2.5	$17.5	$12.5
Depreciation, depletion and amortization	9.2	8.3	26.7	24.6
Segment EBITDA	$11.5	$10.8	$44.2	$37.1
Restructuring charges	1.2	—	1.2	—
Segment adjusted EBITDA	$12.7	$10.8	$45.4	$37.1
Segment sales	40.3	41.5	140.0	140.4
Segment adjusted EBITDA margin	31.5%	26.0%	32.4%	26.4%

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Reported GAAP segment operating earnings	$21.4	$24.0
Depreciation, depletion and amortization	7.5	18.2
Earnings in equity method investee	0.4	0.6
Segment EBITDA	$29.3	$42.8
Segment sales	123.2	250.6
Segment EBITDA margin	23.8%	17.1%

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$290.7	$179.6	$906.5	$694.8
Shipping and handling cost	45.5	38.4	179.8	164.9
Product cost	169.1	96.0	524.1	340.8
Gross profit	76.1	45.2	202.6	189.1
Selling, general and administrative expenses	44.7	25.7	123.8	79.8
Operating earnings	31.4	19.5	78.8	109.3
Other expense (income):
Interest expense	13.5	5.4	39.5	16.8
Net (earnings) loss in equity investee	(0.4)	0.4	(0.6)	1.7
Other, net	(1.2)	1.5	0.5	1.6
Earnings before income taxes	19.5	12.2	39.4	89.2
Income tax (benefit) expense	(12.5)	3.1	(7.7)	24.1
Net earnings	$32.0	$9.1	$47.1	$65.1
Basic net earnings per common share	$0.94	$0.27	$1.38	$1.92
Diluted net earnings per common share	$0.94	$0.27	$1.38	$1.92
Cash dividends per share	$0.72	$0.695	$2.16	$2.085
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,825	33,786	33,817	33,772
Diluted	33,825	33,789	33,817	33,775

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 169,000 and 165,000 weighted participating securities for the three and nine months ended September 30, 2017, respectively, and 148,000 weighted participating securities for both the three and nine months ended September 30, 2016.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$39.1	$77.4
Receivables, net	209.6	320.9
Inventories	336.0	280.6
Other current assets	47.4	36.1
Property, plant and equipment, net	1,140.0	1,092.3
Intangible and other noncurrent assets	674.7	659.2
Total assets	$2,446.8	$2,466.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$55.4	$130.2
Other current liabilities	195.6	241.8
Long-term debt, net of current portion	1,274.2	1,194.8
Deferred income taxes and other noncurrent liabilities	173.6	182.6
Total stockholders' equity	748.0	717.1
Total liabilities and stockholders' equity	$2,446.8	$2,466.5

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2017	2016
Net cash provided by operating activities	$126.7	$107.1

Cash flows from investing activities:
Capital expenditures	(81.0)	(148.7)
Investment in equity method investee	—	(4.7)
Other, net	(3.8)	(2.9)

Net cash used in investing activities	(84.8)	(156.3)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	183.5	264.9
Principal payments on revolving credit facility borrowings	(137.9)	(147.4)
Proceeds from issuance of long-term debt	52.9	850.0
Principal payments on long-term debt	(95.6)	(474.5)
Acquisition-related contingent consideration payment	(12.8)	—
Dividends paid	(73.3)	(70.5)
Fees paid to refinance debt	(0.1)	(1.5)
Deferred financing costs	(0.7)	(5.8)
Proceeds received from stock option exercises	0.3	0.7
Excess tax benefit (deficiency) from equity compensation awards	—	(0.2)
Other, net	1.0	—

Net cash (used in) provided by financing activities	(82.7)	415.7
Effect of exchange rate changes on cash and cash equivalents	2.5	7.3
Net change in cash and cash equivalents	(38.3)	373.8
Cash and cash equivalents, beginning of the year	77.4	58.4

Cash and cash equivalents, end of period	$39.1	$432.2

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended September 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$124.7	$40.3	$123.2	$2.5	$290.7
Intersegment sales	—	1.5	—	(1.5)	—
Shipping and handling cost	34.9	4.8	5.8	—	45.5
Operating earnings (loss)(2)	22.5	2.3	21.4	(14.8)	31.4
Depreciation, depletion and amortization	13.5	9.2	7.5	2.5	32.7
Total assets	948.7	593.1	844.2	60.8	2,446.8

Three Months Ended September 30, 2016	Salt	Plant Nutrition North America(3)	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$135.7	$41.5	$—	$2.4	$179.6
Intersegment sales	—	0.6	—	(0.6)	—
Shipping and handling cost	33.3	5.1	—	—	38.4
Operating earnings (loss)	30.0	2.5	—	(13.0)	19.5
Depreciation, depletion and amortization	12.2	8.3	—	1.3	21.8
Total assets	1,249.3	794.1	—	59.0	2,102.4

Nine Months Ended September 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$508.5	$140.0	$250.6	$7.4	$906.5
Intersegment sales	—	4.4	—	(4.4)	—
Shipping and handling cost	147.6	18.4	13.8	—	179.8
Operating earnings (loss)(2)	78.6	17.5	24.0	(41.3)	78.8
Depreciation, depletion and amortization	39.1	26.7	18.2	5.1	89.1

Nine Months Ended September 30, 2016	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$546.9	$140.4	$—	$7.5	$694.8
Intersegment sales	—	2.7	—	(2.7)	—
Shipping and handling cost	147.7	17.2	—	—	164.9
Operating earnings (loss)	136.0	12.5	—	(39.2)	109.3
Depreciation, depletion and amortization	34.2	24.6	—	3.9	62.7

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.

(2)	Operating results for the three months ended September 30, 2017 include $4.3 million of restructuring charges.

(3)	In 2016, total assets for Plant Nutrition North America include the equity investment in Produquímica.